Exhibit 99.1

MOLSON COORS BEVERAGE COMPANY ANNOUNCES CORPORATE RESTRUCTURING OF AMERICAS BUSINESS UNIT
The company aims to create a leaner, faster organization, eliminating approximately 400 salaried positions across its Americas business by the end of 2025

CHICAGO, OCTOBER 20, 2025 – Molson Coors Beverage Company ("Molson Coors" or “the company”) (NYSE: TAP, TAP.A) today announced a corporate restructuring plan, designed to create a leaner, more agile Americas organization while advancing its ability to reinvest in the business and position the company for future growth.

In total, the company plans to eliminate approximately 400 salaried positions across its Americas business by the end of December 2025 - including hundreds of salaried positions that were already open from role prioritization efforts put in place earlier this year, and those who may be granted voluntary severance as part of this restructuring. The plan is estimated to result in the reduction of approximately 9% of the company's Americas business salaried workforce.

“We’ve made progress on our transformation journey, but given the environment, we must transform even faster. To win with our customers and consumers and return to growth, we must move with urgency and make bolder decisions,” said President and Chief Executive Officer Rahul Goyal. “We are moving quickly and intentionally on a long-term, achievable strategy that continues our journey to become a total beverage company and that we believe puts us on the path to sustainable growth. We look forward to sharing more detail on this strategy in the coming months.”

The restructuring aims to enhance Molson Coors’ ability to reinvest in its business, including its priority brands and must-win initiatives. As part of the plan, Molson Coors is focused on putting the right level of resources closer to its consumers and customers as it pursues a return to growth, concentrating on both its beer portfolio and its expansion into adjacent categories, such as premium mixers, non-alcohol beverages and energy drinks.

In connection with the restructuring, the Company currently expects to incur certain related charges in the range of $35 million to $50 million, substantially all of which relate to primarily cash severance payments and post-employment benefits to be incurred in the fourth quarter of 2025. These cash payments are expected to be made over the next twelve months. These one-time costs will vary based on specific employee elections during the workforce reduction.

“These are never easy decisions, and I am grateful to those who will be departing for their many contributions and to those who will continue to guide us on our journey toward growth,” Rahul added.

OVERVIEW OF MOLSON COORS BEVERAGE COMPANY

For more than two centuries, we have brewed beverages that unite people to celebrate all of life’s moments. From our core power brands Coors Light, Miller Lite, Coors Banquet, Molson Canadian, Carling and Ožujsko to our above premium brands including Madrí Excepcional, Staropramen, Blue Moon Belgian White and Leinenkugel’s Summer Shandy, to our economy and value brands like Miller High Life and Keystone Light, we produce many beloved and iconic beers. While our Company's history is rooted in beer, we offer a modern portfolio that expands beyond the beer aisle as well, including flavored beverages like Vizzy Hard Seltzer, spirits like Five Trail whiskey and non-alcoholic beverages. We also have partner brands, such as Simply Spiked, ZOA Energy, and Fever-Tree, among others, through license, distribution, partnership and joint venture agreements. As a business, our ambition is to be the first choice for our people, our consumers and our customers, with a wide range of products available to meet a wide range of consumer segments and occasions.

To learn more about Molson Coors Beverage Company, visit molsoncoors.com.

ABOUT MOLSON COORS CANADA INC.

Molson Coors Canada Inc. ("MCCI") is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Words such as “expects,” “intend,” “goals,” “plans,” “believes,” “continues,” “may,” “anticipate,” “seek,” “estimate,” “outlook,” “trends,” “future benefits,” “potential,” “projects,” “strategies,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. From time to time, the Company may also provide oral or written forward-looking statements in other materials the Company releases to the public. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements by the President and CEO, expectations (financial or otherwise) , the expected benefits of the restructuring, the estimated range of restructuring savings, charges and timing of cash charges and position eliminations related to the restructuring, including the amount and timing of such figures. In addition, statements that the Company makes in this press release that are not statements of historical fact may also be forward-looking statements.

Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations include, but are not limited to, the potential for increased restructuring costs or difficulty retaining key employees due to the restructuring, and the other risk factors described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.